UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2010

SMART MODULAR TECHNOLOGIES (WWH), INC.
(Exact name of registrant as specified in its charter)

Cayman Islands	000-51771	20-2509518
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39870 Eureka Drive Newark, CA	94560
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 623-1231

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2010, the Board of Directors (the “Board”) of SMART Modular Technologies (WWH), Inc. (the “Company”), upon the recommendation of the Compensation Committee, as part of its periodic review of executive compensation, approved compensation terms for fiscal 2011 for its executive officers, including the terms of the cash incentive plan and base salaries. Also, in an effort to provide long-term executive officers with certain benefits which have been negotiated by recently hired key employees commensurate with benefits available in the market at the time of these recent hires, the Board, upon the recommendation of the Compensation Committee, approved providing all executive officers with severance and double-trigger change-of-control arrangements.

The types of performance criteria and payment terms of the fiscal 2011 cash incentive plan are substantially similar to those of the fiscal 2010 plan, including using non-GAAP net income as a company performance measure. In fiscal 2011, the targets will be reviewed at the end of the second fiscal quarter and adjusted up or down as appropriate depending on market conditions.

Effective immediately, the annual base salary for each of the following executive officers is as follows: Iain MacKenzie, President and CEO, $533,000; Barry Zwarenstein, Senior Vice President and CFO, $360,000; Alan Marten, Senior Vice President and General Manager – Memory Business Unit, $300,000; Wayne Eisenberg, Vice President of Worldwide Sales, $250,000; and Jack Moyer, Vice President of Human Resources, $240,000. Their target bonuses (as a percentage of base salary) remained the same as in the prior years and as disclosed in the Company’s last filed Proxy statement.

Iain MacKenzie will be provided with a four year agreement with automatic one year renewals providing for: (i) upon termination without cause or resignation for good reason, not related to a change of control, severance in the amount of one year’s base salary, plus the amount of the total bonus paid or payable with respect to the most recently ended fiscal year, plus any unpaid bonus that would have been earned as of the date of termination, plus 12 months COBRA coverage; and (ii) in the event of a change-of-control coupled with a termination without cause or resignation for good reason in the two months preceding or the twelve months following a change of control, severance in the amount of two times the sum of annual base salary and the total bonus paid or payable with respect to the most recently ended fiscal year, plus any unpaid bonus that would have been earned as of the date of termination, plus 24 months COBRA coverage, plus 100% acceleration of unvested options and time-based RSUs, plus in the case of performance-based RSUs, vesting as of the closing, of a prorated number RSUs with performance measured at the closing of the change of control transaction and the remainder of the performance-based RSUs to vest monthly and ratably over the remaining original performance period and accelerate upon termination without cause or resignation for good reason.

Barry Zwarenstein and Alan Marten, will each be provided with a four year agreement with automatic one year renewals providing for: (i) upon termination without cause not related to a change of control, severance in the amount of 0.75 times the sum of annual base salary and the annual bonus paid or payable with respect to the most recently ended fiscal year, plus any unpaid bonus that would have been earned as of the date of termination, plus 9 months COBRA coverage; and (ii) in the event of a change-of-control coupled with a termination without cause or resignation for good reason in the two months preceding or the twelve months following a change of control, severance in the amount of 1.5 times the sum of annual base salary and the total bonus paid or payable with respect to the most recently ended fiscal year, plus any unpaid bonus that would have been earned as of the date of termination, plus 18 months COBRA coverage, plus 100% acceleration of unvested options and time-based RSUs, plus in the case of performance-based RSUs, vesting as of the closing, of a prorated number RSUs with performance measured at the closing of the change of control transaction and the remainder of the performance-based RSUs to vest monthly and ratably over the remaining original performance period and accelerate upon termination without cause or resignation for good reason.

Wayne Eisenberg and Jack Moyer will each be provided with a four year agreement with automatic one year renewals providing for: (i) upon termination without cause not related to a change of control, severance in the amount of 0.5 times one year’s base salary plus any unpaid bonus that would have been earned as of the date of termination plus 6 months COBRA coverage; and (ii) in the event of a change-of-control coupled with a termination without cause or resignation for good reason in the two months preceding or the twelve months following a change of control, severance in the amount of one year’s base salary plus the amount of the total bonus paid or payable with respect to the most recently ended fiscal year plus any unpaid bonus that would have been earned as of the date of termination plus 12 months COBRA coverage plus 50% acceleration of unvested options and time-based RSUs, plus in the case of performance-based RSUs, vesting as of the closing, of a prorated number RSUs with performance measured at the closing of the change of control transaction and the remainder of the performance-based RSUs to vest monthly and ratably over the remaining original performance period and 50% to accelerate upon termination without cause or resignation for good reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART MODULAR TECHNOLOGIES (WWH), INC.
Date: October 1, 2010	By:	/s/ IAIN MACKENZIE
		Name:	Iain MacKenzie
		Title:	President & Chief Executive Officer